Exhibit g
                                                                Dated 2000-10-25

                       GLOBAL ASSET MANAGEMENT (USA) INC.

                                    -- and --

                      GAM INTERNATIONAL MANAGEMENT LIMITED

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                          INVESTMENT ADVISORY AGREEMENT

                              -- relating to the --

                         GAM AVALON LIMITED PARTNERSHIPS

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THIS AGREEMENT is made the 25th day of October 2000

BETWEEN:-

(1) GLOBAL ASSET MANAGEMENT (USA) INC, a company incorporated under the laws of the State of Delaware, USA, whose principal office is at 135 East 57th Street, New York, NY 10022, USA (the "General Partner"); and

(2) GAM INTERNATIONAL MANAGEMENT LIMITED, a company incorporated under the laws of England whose registered office is at 12 St James's Place, London SW1A 1NX (the "Investment Adviser").

WHEREBY IT IS AGREED as follows:-

1.   Definitions

1.1 In this Agreement the following words and expressions shall where not inconsistent with the context have the following meanings respectively:-

     "applicable law" means all applicable laws and regulations for the time being in force of the United States of America, any relevant State therein and of any other country relevant to the services to be provided by the General Partner;

     "General Partner" means the General Partner of each Fund;

     "the 1940 Act" means the Investment Company Act of 1940, as amended;

     "the Funds" mean the limited partnerships constituted as closed-end, non-diversified management investment companies registered under the 1940 Act, listed in Appendix 1;

     "LP Agreements" refers to the Limited Partnership Agreement of each Fund, as amended from time to time;

     "Private Placement Memorandum" refers to the Private Placement Memorandum of the Funds, as amended from time to time;

     "Registration Statement" refers to the Registration Statement of each Fund filed with the Securities and Exchange Commission;

     "IMRO" means Investment Management Regulatory Organisation Limited;

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     "Investment  Guidelines"  means the investment  objectives and  limitations applicable to the Funds as stated in the Funds' Registration Statement and any additional investment guidelines and limitations as may at any time be communicated in writing by the General Partner to the Investment Adviser.

1.2 Unless the context otherwise requires, terms defined in the Funds' Registration Statement and not otherwise defined herein shall bear the same meanings herein.

1.3 References to statutory provisions or regulations made hereunder shall include those provisions or regulations as amended, extended, consolidated, substituted or re-enacted from time to time.

1.4 The headings to each Clause are inserted for convenience only and shall not affect the construction of this Agreement.

2.   REGULATORY STATUS

2.1 The General Partner is engaged generally in the business of providing investment management services in the United States, and is appropriately registered and licensed in all U.S. jurisdictions where its present activities require such registration or licensing.

2.2 The Funds are closed-end, non-diversified management investment companies, registered under the 1940 Act.

2.3 The Investment Adviser is a member of IMRO and as such is regulated by IMRO in carrying out its investment business; it is also registered under the Investment Advisers Act of 1940, as amended.

3.   APPOINTMENT OF INVESTMENT ADVISER

     The Investment Adviser hereby agrees to act as sub-adviser to the General Partner in relation to the Funds and to give such investment advice to the General Partner with respect to the Funds as the General Partner may from time to time request. In addition, the General Partner may from time to time appoint the Investment Adviser to act as investment adviser to manage directly a portion of the assets of a Fund. This Agreement will come into force after due execution by the General Partner and the Investment Adviser upon the date with which it is dated at page 1.

4.   DUTIES OF THE INVESTMENT ADVISER

4.1 In connection with its obligations hereunder, the Investment Adviser shall, without prejudice to the generality of the foregoing, at the request of the General Partner provide the following services in respect of the Funds:-

     (a) conduct and maintain a continuous review of each Fund's investment portfolio;

     (b) assist in the identification and evaluation of prospective Portfolio Managers to manage assets for the Funds;

     (c) monitor the performance of Portfolio Managers managing assets for the Funds on an ongoing basis.


4.2 In addition, if instructed by the General Partner, the Investment Adviser shall manage directly a portion of the assets of a Fund designated from time to time by the General Partner, including purchasing, selling and otherwise dealing in the assets of the Fund apportioned to the Investment Adviser by the General Partner.

4.2 In all instances the Investment Adviser shall be guided by the investment objectives, policies and restrictions of each Fund as set forth in the Registration Statement filed by the Funds with the Securities and Exchange Commission, as amended from time to time, and in accordance with any other policies or limitations adopted by the Board of Directors of any Fund and the provisions of the 1940 Act and the rules promulgated thereunder. The General Partner shall supply the Investment Adviser with all such relevant documents and agrees to notify the Investment Adviser of any relevant changes in a Fund's investment objectives, policies and restrictions.


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5.   SERVICES TO OTHER CLIENTS AND THE FUNDS

     Nothing contained in this Agreement shall be deemed to prohibit the Investment Adviser or any affiliated persons from acting, and being separately compensated for acting, as investment manager or in other capacities on behalf of other investment companies and customers. While information and recommendations the Investment Adviser supplies to the Funds and investments the Investment Adviser makes on behalf of the Funds shall in the Investment Adviser's judgement be appropriate under the circumstances in light of the investment objectives and policies of the Funds, it is understood and agreed that they may be different from the information and recommendations the Investment Adviser or affiliated persons may supply to other clients. The Investment Adviser and affiliated persons shall supply information, recommendations and any other services, and shall allocate investment opportunities among each Fund and any other client, in an impartial and fair manner in order to seek good results for all clients involved, but the Investment Adviser shall not be required to give preferential treatment to any Fund as compared with the treatment given to any other client.

6.   RESTRICTIONS AND REQUIREMENTS

     In carrying out its duties hereunder the Investment Adviser shall comply with any instructions of the General Partner. Such instructions may be given by letter, electronic mail, telex or telephone provided the instructing party undertakes to confirm telephone instructions by telex or in writing, such confirmation to be given by any director or by any other person authorised by a resolution of the directors of which a copy certified by any two such directors shall have been supplied to the Adviser.

7.   TERM OF AGREEMENT

     This Agreement shall be effective as of the date hereof. This Agreement shall continue in effect from year to year with respect to each Fund, subject to approval annually by the Directors of each Fund or by vote of a majority of the outstanding shares of such Fund (as defined in the 1940
     Act) and also, in either event, by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the directors of that Fund who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such person.

8.   FEES

     The General Partner shall in respect of each Fund pay to the Investment Adviser by way of remuneration for its services hereunder a fee in such amount as shall be agreed from time to time by the General Partner and Investment Adviser.

     Fees payable to the Investment Adviser hereunder will not supplement, nor will they be abated by, any other remuneration payable in connection with transactions effected by the Investment Adviser with or for the General Partner under any other agreement with the General Partner.

9.   EXPENSES

     The Investment Adviser will pay all of its own costs and expenses, including those for furnishing such office space, office equipment, office personnel and office services as it may require in the performance of its duties under this Agreement.

     The Funds shall bear all expenses of their organization, operations and business not expressly assumed or agreed to be paid by the Investment Adviser under this Agreement. In particular, but without limiting the generality of the foregoing, the Funds shall pay all interest, taxes, governmental charges or duties, fees, brokerage and commissions of every kind arising hereunder or in connection herewith, advisory and management fees due to Portfolio Managers, subscription and redemption changes imposed by Portfolio Funds, all charges of custodians, transfer agents, administrators, registrars, independent auditors and legal counsel, expenses of preparing, printing and distributing all private placement memoranda, proxy materials, reports and notices to Partners, fees and out-of-pocket expenses of directors, and all other costs related to the Funds' operations.
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10.  LIMITATION OF LIABILITY

     The Investment Adviser hereby agrees to use its best efforts and judgement and due care in performing its duties and obligations hereunder provided that it shall not, in the absence of negligence, default or breach of good faith on its part or on the part of its directors, officers, servants or agents, be liable for any act or omission in the course of or in connection with the services rendered by it hereunder or for any decline in the value of the assets of the Funds or any loss whatsoever that may result from the performance of its duties hereunder.

11.  RESIGNATION AND TERMINATION

     This Agreement may be terminated with respect to each Fund by any party hereto, without the payment of any penalty, upon 60 days' prior notice in writing to the other party; provided, that in the case of termination by a Fund, such action shall have been authorized by resolution of a majority of the directors of such Fund in office at the time or by vote of a majority of the outstanding shares of such series of the Fund (as defined by the 1940 Act).

     This Agreement shall automatically terminate in the event of its assignment (as defined in the 1940 Act). This Agreement shall terminate automatically with respect to any Fund if the General Partner ceases to be General Partner of that Fund or ceases to provide investment advisory services to that Fund.

     This  Agreement  may  not  be  assigned  by  the   Investment   Adviser  or
     sub-contracted or Investment Adviser in whole or in part without the prior written consent of the General Partner.

     Termination of this Agreement for any reason shall not affect rights of the parties that have accrued prior thereto.

12.  CONFLICT OF INTEREST

     (a) The services of the Investment Adviser hereunder are not to be deemed exclusive and the Investment Adviser shall be free to render similar services to others so long as its services hereunder are not impaired thereby and to retain for its own use and benefit all fees or other money payable thereby.

     (b) The Investment Adviser will not deal with the Funds as beneficial owner on the sale or purchase of any investments to or from the Funds or otherwise deal as principal with any Fund except on a basis approved by the General Partner in writing.

     PROVIDED THAT:-

     the Investment Adviser may buy, hold and deal in any investment upon its individual account notwithstanding that similar investments may be held by the Funds.

13.  CONFIDENTIALITY

     (a) Neither of the parties hereto shall, unless compelled to do so by any court of competent jurisdiction or rules of any regulatory authority applicable to that party either before or after the termination of this Agreement, disclose to any person not authorised by the relevant party to receive the same any confidential information relating to such party or to the affairs of such party of which the party disclosing the same shall have become possessed during the period of this Agreement and each party shall use its best endeavours to prevent any such disclosure as aforesaid.

     (b) Neither of the parties hereto shall do or commit any act, matter or thing which would or might prejudice or bring into disrepute in any manner the business or reputation of either of the parties or any director of any such party.

14.  AMENDMENTS

     No provision of this Agreement may be changed, waived, discharged or discontinued except in writing signed by the parties hereto.

15.  ADVICE AND NOTICES

     (a) Any recommendation or advice given or transactions executed by the Investment Adviser hereunder shall be reported either by pre-paid airmail, electronic mail, telex, telephone (confirmed by pre-paid airmail) or by facsimile, to such place as the General Partner shall from time to time require.


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     (b)  Any notice  given  hereunder  shall be in writing and sent by pre-paid first class or airmail post as appropriate, or sent by facsimile or electronic mail or telex or by delivering the same by hand; such notice shall be addressed, despatched or delivered (as the case may be) to the registered office or principal place of business for the time being of the party to whom it is addressed. Notices shall be deemed to have been given contemporaneously in the case of telex or facsimile. Notices given by pre-paid post shall be deemed to have been given seven days after posting. Evidence that the notice was properly addressed, stamped and put in the post shall be conclusive evidence of posting.

16.  APPLICABLE LAW

     This Agreement shall be subject to all applicable provisions of law, including, without limitation, the applicable provisions of the 1940 Act, and to the extent that any provisions herein contained conflict with any such applicable provisions of law, the latter shall control.

IN WITNESS whereof the parties hereto have caused this Agreement to be signed as of the day and year first above written.

SIGNED by                                 )Global Asset Management (USA) Inc.
for and on behalf of                      ) By:    /s/ Kevin J. Blanchfield
Global Asset Management (USA) Inc         ) Name: Kevin J. Blanchfield
(a Delaware Company                       ) Title:   Chief Operating Officer
in the presence of:                       )


SIGNED by                                 )
for and on behalf of                      )GAM International Management Limited
GAM International Management Limited      )By:     /s/ Andrew Wills
(an English Company)                      )Name: Andrew Wills
in the presence of:-                      )Title:   Director

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                                   APPENDIX 1

The Investment Adviser has been requested to provide advice on a proportion of the following Limited Partnerships:

GAM AVALON MULTI-TECHNOLOGY L.P.
GAM AVALON MULTI-GLOBAL L.P.
GAM AVALON MULTI-EUROPE L.P.

This list may be increased, reduced or amended as agreed in writing by the General Partner and the Investment Adviser.